                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports pertaining to Xoom.com, Inc. dated January 25, 1999, pertaining to Paralogic Corporation dated July 20, 1998, pertaining to Global Bridges Technologies, Inc. dated July 10, 1998, pertaining to Pagecount, Inc. dated July 7, 1998 (except for Note 6, as to which the date is, July 24, 1998), pertaining to MightyMail Networks, Inc. dated June 4, 1999, and pertaining to Paralogic Software Corporation dated June 22, 1999, in the Registration Statement (Form S-1) and related Prospectus of NBC Internet, Inc. for the registration of 6,808,152 shares of its Class A common stock.

    Our audits also included the financial statement schedule of Xoom.com, Inc. for the period April 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 listed in item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  /s/ ERNST & YOUNG LLP

Palo Alto, California
January 12, 2000